Convenience Translation —
German version legally binding                                                                                                        Exhibit (a)(21)

Report

of the Management Board of Bayer Schering Pharma AG

on Agenda Point 6 of the Regular Shareholders Meeting

of Bayer Schering Pharma AG on 24 May 2007

Ratification

of the resolution of the extraordinary shareholders meeting

of Schering AG (in the meantime named Bayer Schering Pharma AG)

dated 13 September 2006 on the

consent to the Domination and Profit and Loss Transfer Agreement

with Dritte BV GmbH (in the meantime named Bayer Schering GmbH)

I.	Introduction

The Management Board and the Supervisory Board of Bayer Schering Pharma AG (hereinafter also the “Company”) propose to this year’s regular shareholders meeting on 24 May 2007 that it ratify the resolution of the extraordinary shareholders meeting of the Company dated 13 September 2006 on the consent to the Domination and Profit and Loss Transfer Agreement between Dritte BV GmbH (in the meantime named Bayer Schering GmbH), Leverkusen, and the Company dated 31 July 2006 pursuant to § 244 sentence 1 German Stock Corporations Act [Aktiengesetz, “AktG”] by means of a so-called confirming resolution.

The reasons for this proposed resolution on confirmation and the underlying set of facts is described in the following.  In addition, the prerequisites and effects of the confirming resolution are explained, and the shareholders of Bayer Schering Pharma AG are provided the necessary information in order to enable them to appropriately exercise the voting right.

II.	Domination and Profit and Loss Transfer Agreement and consenting resolution of the extraordinary shareholders meeting dated 13 September 2006

Since the middle of 2006, Bayer Schering Pharma AG (at that time still named Schering AG) has belonged to the Bayer Group.  In June 2006, Bayer Schering GmbH (at that time still named Dritte BV GmbH), a wholly owned subsidiary of Bayer AG, acquired the majority of the stock in the Company by way of a public takeover offer.  On 31 July 2006, Bayer Schering GmbH (at that time still named Dritte BV GmbH) as the controlling company and the Company as the controlled company concluded a Domination and Profit and Loss Transfer Agreement pursuant to §§ 291 et seq. AktG (hereinafter also the “Agreement” or the “Corporate Group Agreement”).

The Corporate Group Agreement provides that Bayer Schering Pharma AG will subordinate the management of its Company to Bayer Schering GmbH.  Bayer Schering GmbH is entitled to issue instructions to the Management Board of Bayer Schering Pharma AG.  Furthermore, the Company is required to transfer its entire profits to Bayer Schering GmbH.  The obligation exists for the first time for the entire profit of the fiscal year in which the Agreement takes effect, but no earlier, however, than for the profit of the fiscal year commencing on 1 January 2007.

The Agreement establishes an annual guaranteed dividend under § 304 AktG in the gross amount of EUR 4.60 and currently the net amount of EUR 3.62 per share for a full fiscal year for the outside shareholders of the Company.  The guaranteed dividend is to be paid the first time for the fiscal year of the Company in which the Agreement takes effect.  To the extent that this already occurs in the fiscal year 2006, the guaranteed dividend to be paid by Bayer Schering GmbH per share is reduced by the amount which is distributed as a dividend per share for the fiscal year 2006 in accordance with the resolution of the regular shareholders meeting of the Company in the year 2007.  In the subsequent fiscal years, the owed guaranteed dividend will completely replace the dividend.  Due to the lack of balance sheet profit as a result of the then-existing obligation to transfer profit, there will be no dividend.  Furthermore, Bayer Schering GmbH undertook in the Agreement to acquire the shares of each outside shareholder of Bayer Schering Pharma AG upon request in accordance with § 305 AktG in exchange for cash compensation in the amount of EUR 89.00 per share.

In a comfort letter attached as an annex to the Corporate Group Agreement Bayer AG has irrevocably undertaken without any limitations to make sure that Bayer Schering GmbH is managed and financially equipped in such a manner that it is in the position at all times to fulfill its obligations under or in connection with the Corporate Group Agreement on time.  Under this comfort letter, Bayer AG irrevocably guarantees without any limitation to the outside shareholders of the Company that Bayer Schering GmbH will fulfill all obligations existing under or in connection with the Corporate Group Agreement owed to the outside shareholders, especially for payments of the guaranteed dividend and the compensation.

The joint examiner for the contract appointed by the District Court [Landgericht] Berlin, Warth & Klein GmbH Wirtschaftsprüfungsgesellschaft, Düsseldorf, confirmed in its report dated 2 August 2006 the reasonableness of the contractually agreed guaranteed dividend and the contractually agreed compensation.

The Corporate Group Agreement primarily pursues the purpose of comprehensively integrating the Company into the Bayer Group by combining its business with the other pharmaceutical activities of the Bayer HealthCare division in order to realize synergies.  The Corporate Group Agreement creates the necessary preconditions in order to implement the integration measures successfully and on a secure legal basis.  In addition, the Corporate Group Agreement serves to unify the management and organizational structure of the Bayer Group and to establish a consolidated tax unity [Organschaft] with Bayer Schering GmbH under corporate income tax and trade tax law and at the same time to include the Company in the group of consolidated companies of Bayer AG.

On 13 September 2006, the extraordinary shareholders meeting of the Company consented to the Agreement under Point 1 of the agenda with 177,988,625 yes votes against 597,149 no votes in accordance with § 293 para. 1 AktG (hereinafter also the “Consenting Resolution”).  This corresponds to 99.67% of the votes cast.  The Company subsequently notified the Corporate Group Agreement to the commercial register for registration.  The Agreement was registered in the commercial register and, thus, took effect on 27 October 2006.

On the basis of the offer for cash compensation publicly announced on 30 November 2006, Bayer Schering GmbH offers all outside shareholders of the Company an amount of EUR 89.36 per share as cash compensation pursuant to § 305 AktG.  Bayer Schering GmbH, as announced on the date of the extraordinary shareholders meeting of the Company on 13 September 2006, has increased the contractually agreed amount of the cash compensation from EUR 89.00 to the weighted average domestic stock exchange price for the Schering stock in the last three months prior to 13 September 2006 of EUR 89.36 per share as determined by the Federal Financial Supervisory Authority [Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”].

Comprehensive integration measures have already been carried out up to the present date on the basis of the valid Corporate Group Agreement.  A start has been made to combine all material functional areas, especially research and development, purchasing, production, distribution, marketing as well as administration of the Bayer Schering Pharma Group with the Bayer Group.  As of today, the integration has not yet been concluded.  Additional integration measures are set to be implemented in the future until there is a complete integration of the Company and its pharmaceutical business in the Bayer Group on the legal basis of the Corporate Group Agreement.

At the present time, Bayer Schering GmbH holds a participation in the Company in the amount of approximately 96.32% of the voting share capital of the Company.  The transfer of the stock of the minority shareholders of Bayer Schering Pharma AG to Bayer Schering GmbH as the main shareholder in exchange for a reasonable cash compensation in the amount of EUR 98.98 per share (so-called squeeze-out) under § 327a et seq. AktG, resolved in an extraordinary shareholders meeting on 17 January 2007, has not yet been registered in the commercial register of Bayer Schering Pharma AG and, thus, has not yet taken effect.

III.	Litigation in connection with the Consenting Resolution

A total of 40 stockholders (hereinafter referred to together also as the “Plaintiffs” and together with the Company also as the “Parties”) have filed complaints before the District Court Berlin (hereinafter together also the “Complaints”) against the Consenting Resolution to challenge it [Anfechtung] or in the alternative, to declare it void [Nichtigkeit].  The Plaintiffs argue that the Consenting Resolution is defective for numerous formal and substantive reasons.  The District Court has combined the Complaints for joint hearing and decision in accordance with § 243 para. 3 sentence 3 AktG (Docket No.:  93 O 137/06).

The Company commenced a so-called release procedure [Freigabeverfahren] pursuant to § 246a AktG before the District Court on 11 December 2006 in order to render the Corporate Group Agreement non-appealable by means of a positive decision in the release procedure.  A positive decision for the Company will be issued in the release procedure if the Court determines that the Complaints are inadmissible or obviously unfounded or that, in the free discretion of the court taking into account the severity of the violations of law asserted by the Complaints, having the consenting resolution take effect has apparent priority in order to avoid considerable disadvantages for the Company and its shareholders as presented by the Company (as the applicant), (so-called predominant interest in implementation).

An oral hearing took place in both proceedings before the District Court in Berlin on 1 March 2007.  The District Court informed the participants at the oral hearing that it only considered three of the defects raised by the Plaintiffs to possibly be relevant in both the case challenging the Consenting Resolution as well as in the release procedure.  One is the objection raised by the Plaintiffs that the clause on notice of termination in § 6 para. 4 sentence 2 of the Agreement was inadequately explained in the joint report on the Agreement under § 293a AktG (more detail on this below in Point V. 2. b)).  The other is a violation of § 293f para. 2 AktG in the opinion of the Plaintiffs because of an alleged delay in dispatching documents to two stockholders (more detail on this aspect under Point V. 4. b)).  Concerning the other objections raised by the Plaintiffs, the Court shared the legal opinion of the Company that the objections were unjustified.  However, the Court pointed out in the oral hearing on 1 March 2007 that it had not yet come to a conclusive view of the law on any of the points to which the Plaintiffs had objected.  Up to the present day, first instance decisions have not been issued either in the case challenging the Consenting Resolution or in the release procedure.  The date for announcing a decision in both proceedings has been set for 3 May 2007.

In addition, the reasonableness of the guaranteed dividend and the compensation under the Corporate Group Agreement is currently being reexamined in special court proceedings [Spruchverfahren] (§§ 304 para. 3 sentence 3, 305 para. 5 sentence 2 AktG in conjunction with §§ 1 et seq. of the corresponding act on the special court proceedings [Spruchverfahrensgesetz, “SpruchG”]).  A decision of the court has not yet been rendered.

IV.	The Confirming Resolution under § 244 sentence 1 AktG

1.	Reasons for the Confirming Resolution

The Company is of the view that the Consenting Resolution is legal in every aspect, that the objections raised by Plaintiffs are not justified and that the Complaints against the Consenting Resolution are, therefore, unfounded.  In the opinion of the company, it will also prevail in the release procedure because of the obvious unfoundedness of the complaints. Additionally, the Company is of the view that in the release procedure there is also a predominant interest in implementation as a result of the synergies from combining the pharmaceutical businesses which can be realized by means of the Corporate Group Agreement.

However, up to the present day it cannot be assumed with virtual certainty that the Company will finally be successful in both the case challenging the Consenting Resolution as well as in the release procedure or at least in one of these two proceedings.  A residual risk remains insofar. If this risk materializes, the validity of the Corporate Group Agreement would cease to exist.

The validity of the Corporate Group Agreement is of central importance for the integration of the Company and its pharmaceutical business into the Bayer Group.  The integration yields considerable synergies in which the Company also participates.  The Management Board of Bayer Schering Pharma AG is of the view that the integration must take place on a legally secure basis.

In order to eliminate the described residual risk and in order to create legal certainty for the Company and its shareholders, the Management Board of the Company considers it appropriate to have the Consenting Resolution adopted on 13 September 2006 confirmed as a purely precautionary measure by means of a so-called confirming resolution by the shareholders meeting of Bayer Schering Pharma AG.

2.	Prerequisites and Effects of the Confirming Resolution

The law on stock corporations contemplates the possibility of a confirming resolution in § 244 sentence 1 AktG.  According to this provision, the challenge can no longer be asserted if the shareholders meeting has confirmed the challenged resolution by a new resolution and this resolution is not challenged within the deadline for filing a challenge or the challenge is rejected in a non-appealable decision.  The confirming resolution, thus, eliminates any exposure to challenge of a resolution of a shareholders meeting if the confirming resolution is itself not successfully challenged by a corresponding complaint.  The confirming resolution can be introduced by the Company in the court proceedings.  This improves the chances of the Company to win the case challenging the resolution and the release procedure.  Contrary to this, however, reasons under which the original resolution is void cannot be eliminated by the confirming resolution.

The planned confirming resolution does not constitute a new adoption of the Consenting Resolution.  No new domination and profit and loss transfer agreement will be concluded.  Instead, the already adopted Consenting Resolution of the shareholders meeting of 13 September 2006 will be confirmed.  The process for preparing the Consenting Resolution, especially the appraisal of the Company and the examination will not be again carried out or repeated.  13 September 2006 also remains the calculation date for the appraisal for the guaranteed dividend under § 304 AktG and the offer for compensation under § 305 AktG.  The agreed guaranteed dividend in the gross amount of EUR 4.60 and the net amount of presently EUR 3.62 per share as well as the present cash compensation offer of 30 November 2006 in which Bayer Schering GmbH offered to pay a cash compensation of EUR 89.36 to all outside shareholders of the Company for each share transferred to Bayer Schering GmbH under the provisions of the Corporate Group Agreement will continue unchanged.

3.	Information for the Shareholders

In order to provide information to the shareholders, the documents provided already for the Consenting Resolution in the extraordinary shareholders meeting on 13 September 2006 will, together with this Report, again be available for review by the shareholders in the offices of the Company starting on the day the regular shareholders meeting 2007 is called.  These documents are:

•	the Corporate Group Agreement together with the comfort letter from Bayer AG;

•	the annual financial statements and the management reports of the Company for the last three fiscal years 2003, 2004 and 2005;

•	the annual financial statements of Dritte BV GmbH (in the meantime named Bayer Schering GmbH) for the fiscal years 2003, 2004 and 2005;

•	the consolidated financial statements and consolidated management reports of Bayer AG for the fiscal years 2003, 2004 and 2005;

•
the joint written report of the Management Board of the Company and the management of Bayer Schering GmbH on the Corporate Group Agreement dated 31 July 2006 presented pursuant to § 293a AktG to the shareholders meeting of the Company (hereinafter also the “Joint Contract Report”); part of the Joint Contract Report is the expert analysis of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft (hereinafter also “KPMG”) dated 27 July 2006 on determining the corporate value of the Company as of 13 September 2006 (hereinafter also the “Expert Report”) and the indicative estimate of the effect on value of a possible recall of Ultravist® 370 from KPMG dated 30 July 2006 (hereinafter also the “Indicative Estimate”); and

•
the written examination report dated 2 August 2006 (hereinafter, also the “Examination Report”) pursuant to § 293e AktG prepared by the expert examiner, Warth & Klein GmbH Wirtschaftsprüfungsgesellschaft (hereinafter, also “Warth & Klein”) which had been selected and appointed by the District Court Berlin pursuant to § 293c AktG.

The annual financial statements and management reports of Bayer AG for the fiscal years 2003, 2004 and 2005 will also be available in the offices of the Company for the information of the shareholders commencing on the date when the regular shareholders meeting for 2007 is called.  All of the above mentioned documents will also be available at the regular shareholders meeting on 24 May 2007.  Furthermore, each shareholder will receive a copy of the above mentioned documents upon request without undue delay and free of charge.  The details are set forth in the notice calling the regular shareholders meeting on 24 May 2007 and in the notifications to the shareholders.

Additionally, the notarial protocol of the extraordinary shareholder meeting of 13 September 2006 will be available for the information of the shareholders at the years’ regular shareholder meeting 2007. Besides, it may be reviewed by everyone in the commercial register of the local court of Charlottenburg under register number 93 HRB 283.

In order to enable the shareholders of the Company to make an informed decision on the basis of the relevant aspects for evaluating the legality of the Consenting Resolution with regard to whether the possible potential risk of challenge to the Consenting Resolution should be eliminated by way of the confirmation pursuant to § 244 sentence 1 AktG, the following main objections raised by the Plaintiffs and the legal views of the Company about this are presented as an overview.

V.	The objections raised by the Plaintiffs against the Consenting Resolution

The Plaintiffs object to various formal and substantive violations of the law in the Complaints challenging the Consenting Resolution.  The main objections raised by the Plaintiffs and the legal view of the Company about this are presented below in the form of an overview.  In this context, the facts and legal arguments presented by individual or multiple Plaintiffs in the complaint challenging the Consenting Resolution are represented as the “view of the Plaintiffs” or the “objections of the Plaintiffs”, even if certain objections have not been raised by all Plaintiffs but only by certain Plaintiffs.  For purposes of better comprehension, the objections of the Plaintiffs are organized according to topics.

1.	Objections in connection with calling the shareholders meeting

a)
The Plaintiffs object that calling the extraordinary shareholders meeting for only one day was not proper and that this illegally restricted especially the right of the shareholders to speak and pose questions.

The Company considers the objection to be unfounded.  From the point of view of the Company, there was no reason to call the extraordinary shareholders meeting for two days.  The agenda could comprehensively be dealt with in one day.  Almost 400 questions were posed and answered on 13 September 2006.

b)
The Plaintiffs also object that the Management Board and the Supervisory Board of the Company had supposedly not submitted a proper proposal for a resolution pursuant to § 124 para. 3 sentence 1 AktG on consenting to the Corporate Group Agreement.  The Plaintiffs argue that the proposed resolution by the Management Board of the Company was allegedly influenced in an impermissible manner by compensation payments under a change of control clause contained in the service agreements of the members of the Management Board.  The consent of the management board of the Company was allegedly “bought” by Bayer.  Furthermore, the Plaintiffs argue that the guaranteed dividend and the compensation are not reasonable so that the Management Board and the Supervisory Board should not have issued a recommendation for the resolution.  The Plaintiffs also argue that the Examination Report by Warth & Klein was not present on the date on which the resolution was adopted and that the members of the management bodies had only one to two days time to prepare their decision.

The Company is of the view that the objections are unjustified.  A violation of § 124 para. 3 sentence 1 AktG only exists if the preparation of the proposed resolution suffers from procedural errors or if the proposal for the resolution is directed towards adopting a resolution which by its content would be illegal.  Neither was the case here.  Furthermore, the proposal of the Management Board for the resolution could not be influenced by the severance payments simply because the members of the Management Board of the Company had already previously been entitled to terminate their service agreements due to the acquisition of control by Bayer Schering GmbH and could claim compensation payments under the change of control clause.  Bayer also had no influence whatsoever on the content of the change of control clause and did not “buy” the consent of the Management Board.  The objection that the guaranteed dividend and the compensation are not reasonable is irrelevant in proceedings challenging a resolution because this objection is reserved under the Stock Corporations Act (see, § 305 para. 5 sentence 1 AktG, § 304 para. 3 sentence 2 AktG) exclusively to the special court proceedings.  Aside from this, the reasonableness of the guaranteed dividend and compensation was confirmed by Warth & Klein as the court appointed contract examiner.  Since the Management Board and the Supervisory Board had a final draft version of the Examination Report when adopting the proposal for the resolution, in addition to the other contract documentation, and Warth & Klein had explained their examination and its results to the Management Board and the Supervisory Board in detail prior to adopting the resolution, the proposal for the resolution was also adopted on the basis of adequate information.  The members of the management bodies also had sufficient time to prepare their decision because the documentation was provided on a continuously updated basis in the last six days prior to their adopting the resolution.

c)
In connection with the announcement of the agenda, the Plaintiffs object that, although it was a material part of the Agreement, the comfort letter from Bayer AG was not the subject of calling the meeting and that, therefore, the call of the meeting was not properly announced under § 124 para. 1 AktG.  In the view of the Company, if was sufficient for the material content of the comfort letter to be reflected in § 7 para. 2 of the Agreement which was printed in the invitation.  Furthermore, the exact wording of the comfort letter was part of the contract documentation which was available starting on the date when the meeting was called and also at the shareholders meeting.

d)
The Plaintiffs also consider a further violation in connection with announcing the agenda to exist in the fact that the increase of the cash compensation announced at the shareholders meeting was not announced in advance and, thus, the cash compensation offer was supposedly not accurately quantified.  The Company also does not share this view.  The circumstance that an increase of the contractually agreed compensation would be announced at the shareholders meeting if the average stock exchange price as determined by the BaFin as of 13 September 2006 was more than EUR 89.00 does not constitute a subsequent change of the contractually fixed cash compensation.  This is instead a unilateral, subsequent increase of the offered cash compensation.  The resolution adopted in the shareholders meeting relates exclusively to the agenda Point 1 and the corresponding proposal for a resolution by the management of the Company which was publicly announced when the meeting was called.

2.	Objections in connection with the Joint Contract Report

a)
According to the view of the Plaintiffs, the Management Board of the Company should have prepared the Contract Report by itself and not together with the managers of Bayer Schering GmbH.  The Plaintiffs argue that according to § 293a para. 1 AktG a joint report can only be prepared by management boards [of stock corporations], but not by managing directors [of limited liability companies].  The Company considers this objection to be unjustified.  The Joint Management Report could be prepared by the Management Board of the Company and the management of Bayer Schering GmbH jointly under corresponding application of § 293a para. 1 sentence 1 2nd clause AktG.

b)
The Plaintiffs also argue a defect in the report.  In the Joint Contract Report there is information that Bayer Schering GmbH can itself create the basis for the right to give notice of termination under § 6 para. 4 sentence 2 of the Agreement at any time by selling the participation in the Company, especially by shifting the participation within the Bayer Group.  The related legal and commercial risks for the shareholders, it is argued, were not adequately explained.  The District Court in Berlin stated at the oral hearing on 1 March 2007 that it possibly considers this objection to be relevant for the decision.

§ 6 para. 4 sentence 2 of the Agreement states as follows:

“BV [i.e.: Dritte BV GmbH, now named Bayer Schering GmbH] is also entitled to give notice of termination for just cause [wichtiger Grund] if it no longer holds the majority of the voting rights under the shares in Schering.”

It is correct that Bayer Schering GmbH can itself create the basis for the right to give notice of termination under § 6 para. 4 sentence 2 of the Agreement at any time by selling the participation in the Company, especially by shifting the participation in the Company within the Bayer Group, always provided it is not acting in abuse of its legal rights.  It is also correct that Bayer Schering GmbH can issue instructions under the Corporate Group Agreement which are disadvantageous for Bayer Schering Pharma AG.  These instructions could have considerable negative effects on the assets and earning position of the Company, despite the obligation of Bayer Schering GmbH to cover losses.  It cannot be excluded that the Corporate Group Agreement will be terminated, especially as the result of Bayer Schering GmbH itself creating the basis for the notice of termination under § 6 para. 4 sentence 2 of the Agreement, and that the outside shareholders would then have a participation in a company in which the assets and earning position was affected in a detrimental manner as a result of exercising the right of instruction.  The outside shareholders must take this into account when making a choice between the guaranteed dividend and compensation.  However, they must also consider in this regard that they have the right upon termination of the Corporate Group Agreement under § 5 para. 6 of the Agreement to sell their shares to Bayer Schering GmbH at the value of the cash compensation.

The Company is of the view that the prerequisites and the details of the clause on notice of termination in § 6 para. 4 sentence 2 AktG as well as the related rights and economic risks for the outside shareholders were adequately explained in the Joint Contract Report.  It must be taken into account in this regard that the clause on notice of termination in § 6 para. 4 AktG is not an unusual clause; rather, such a regulation is normally included in domination and profit and loss transfer agreements in order to avoid tax disadvantages.  For this reason no exaggerated requirements can be applied.  The standard is the average knowledgeable shareholder.

Page 90 of the Joint Contract Report states that Bayer Schering GmbH is especially entitled to give notice of termination for just cause if it no longer holds the majority of voting rights under the shares in the Company.  Reference was made to § 14 para. 1 sentence 1 no. 3 Corporate Income Tax Act [Körperschaftssteuergesetz, “KStG”] as the background for this regulation and the explanation was provided that such a notice of termination does not affect the recognition of the tax unity.  The average, knowledgeable shareholder is aware as a result of the discussion in the Joint Contract Report that a loss of the majority of the voting rights in the Company can itself only result from Bayer Schering GmbH selling its shares.  Furthermore, it was pointed out on pp. 93 et seq. of the Joint Contract Report that disadvantageous instructions under the Corporate Group Agreement could have considerable negative effects on the assets and earnings position of the Company, notwithstanding the obligation of Bayer Schering GmbH to cover losses, which could persist after any termination of the Agreement.  The explanation was also provided that the outside shareholders are entitled upon termination by Bayer Schering GmbH to sell their shares to Bayer Schering GmbH pursuant to § 5 para. 6 of the Agreement in exchange for the compensation.  The average, knowledgeable shareholder, therefore, had the necessary information at its disposal, in the view of the Company to determine his voting behaviour on a suitable informational basis.

c)
The Plaintiffs also object that the sale of an unknown portion of the stock of the Company to another company in the Bayer Group was announced in the Joint Contract Report, without having explained whether this could trigger the right to give notice of termination under § 6 para. 4 sentence 2 of the Agreement.  The Plaintiffs further argue that the Joint Contract Report was false because it was declared in the shareholders meeting that such plans did not even exist.

The Company considers this objection to be unjustified.  The presentation of the original considerations about transferring part of the stock in the Company from Bayer Schering GmbH to another enterprise in the Bayer Group in the context of reorganizing the real property belonging to the Bayer Group corresponded to the factual situation at the time of signature of the Joint Contract Report on 31 July 2006.  The planned transfer, however, would not have led to a loss of the majority votes of Bayer Schering GmbH in the Company and, therefore, would not have created the possibility of an extraordinary notice of termination under § 6 para. 4 sentence 2 of the Agreement.  The explanation was provided on p. 67 of the Joint Contract Report that the other corporate group enterprise in such a case would be an enterprise controlled by Bayer Schering GmbH within the meaning of § 15 AktG so that under stock corporations law, the shares held by this enterprise in the Company would be fully attributed to Bayer Schering GmbH pursuant to § 16 para. 4 AktG.  The shareholders were also informed in the shareholders meeting that the plans of the Bayer Group had changed in the meantime and a transfer of part of the participation to another enterprise in the Bayer Group was no longer contemplated.

d)
In the view of the Plaintiffs, the Joint Contract Report does not contain sufficient explanations about the ability of Bayer Schering GmbH to perform and the comfort letter from Bayer AG.

In the view of the Company, this objection is unjustified.  The economic ability of Bayer Schering GmbH to perform as well as the protection provided to the shareholders by the comfort letter are described and reasoned in a comprehensive manner in the Joint Contract Report on pp. 37-64 and pp. 90-91.

e)
The Plaintiffs also object that the alternatives to the Domination and Profit and Loss Transfer Agreement were not adequately shown in the Joint Contract Report and that especially a squeeze-out and an amalgamation [Eingliederung] should have been discussed.  The Plaintiffs also argue that the conclusion of a domination and profit and loss transfer agreement with Bayer AG was not discussed as an alternative.

The Company does not share this view.  At the time of signing the Joint Contract Report on 31 July 2006, Bayer Schering GmbH did not have the necessary majorities for a so-called squeeze-out or an amalgamation.  This was also stated in the Joint Contract Report.  The Management Board of the Company reported about achieving the 95% threshold for the participation in its explanation about the Corporate Group Agreement under § 293g para. 2 sentence 1 AktG at the beginning of the shareholders meeting on 13 September 2006.  A further obligation to correct the Joint Contract Report dated 31 July 2006 after the fact did not exist.  The conclusion of a domination and profit and loss transfer agreement with Bayer AG was not required to be explained as an alternative in the Joint Contract Report.  § 293a AktG does not establish a duty to include every conceivable alternative in the Joint Contract Report, be it ever so theoretical.  Only possible structural measures between the contracting parties are required to be discussed, in this case, therefore, measures between the Company and Bayer Schering GmbH.

f)
The Plaintiffs also object that the Joint Contract Report should have dealt with the specific aspects of the scheduling of the conclusion of the Agreement, the modification of the change of control clauses in the Service Agreements of the members of the Management Board of the Company as well as with any alleged agreements between Bayer and Merck in June 2006.

In the view of the Company, there were no particular aspects to the scheduling of the conclusion of the Agreement.  Furthermore, there were no agreements between Bayer and Merck which were required to be reported.  The changes in the service agreements of the members of the Management Board had no connection whatsoever with the conclusion of the Corporate Group Agreement, which is why they were also not required to be discussed.

3.	Objections in connection with the examination of the Agreement

a)
The Plaintiffs object that the Court appointed Warth & Klein without making a proper selection.  The Plaintiffs argue that the court simply followed the proposal of Bayer Schering GmbH.  The Plaintiffs further argue that the management of Bayer Schering GmbH was not entitled to file an application for appointment of an examiner under § 293c AktG because the provision only applies to stock corporations.  Furthermore, Warth & Klein was supposedly appointed in an impermissible manner at a time when neither the prerequisites for the planned structural measures were met nor the Corporate Group Agreement was available in final form.  The Plaintiffs argue also that it should have been disclosed to the District Court that Warth & Klein had acted as an advisor for the Bayer Group in the year 2006.  Finally, the Plaintiffs allege that there was improper contact with Warth & Klein in advance of its appointment in order to discuss scheduling and to agree on a type of “exclusion of liability”.

The Company considers the above mentioned objections to be incorrect.  Warth & Klein was properly appointed as the expert examiner by the District Court in Berlin in an order dated 19 May 2006.  Bayer Schering GmbH was authorized under corresponding application of § 293c AktG to companies with limited liability to submit an application for appointment of a contract examiner.  The District Court in Berlin made its own decision on a selection of three proposed accounting firms and properly appointed Warth & Klein.  The timing of the appointment of Warth & Klein was also legal.  It was neither necessary for Bayer Schering GmbH to hold a majority participation in the Company at the time of filing the application, nor was the District Court in Berlin required to wait with the appointment of the examiner until the Corporate Group Agreement was available in the final version or had even been signed.  Finally, the prior activity of Warth & Klein for Bayer MaterialScience AG in March 2006, which involved an analysis of a contract in light of the background of accounting under IFRS and fees in a volume of approximately EUR 400,000, did not affect the independence of Warth & Klein.  This prior activity had no connection with the activity as an expert examiner.  Any prior contact with Warth & Klein occurred solely for the purpose of determining whether any grounds for statutory exclusion from an activity as expert examiner existed.  Nothing else was discussed, and especially not any exclusion of liability.  Finally, the appointment of an examiner by an order of the Court has conclusive effect so that it cannot be challenged with a complaint challenging the resolution.

b)
The Plaintiffs further object that the examination of the Agreement should not have been conducted parallel to the corporate appraisal of the Company conducted by the mandated expert KPMG.  The Plaintiffs also accuse Warth & Klein of working in collusive manner with the Management Board of the Company and KPMG in the corporate planning of the Company.

The Company does not share these views.  The Federal Supreme Civil Court [Bundesgerichtshof] has recently expressly held that the parallel examination of the compensation by the court appointed examiner is permissible and does not harm the independence of the contract examiner.  The allegation raised about collusive cooperation has absolutely no factual basis.

c)
Finally, the Plaintiffs object in general to the content and form of the Examination Report.  The Plaintiffs’ objections fail in the view of the Company simply because a complaint challenging the resolution cannot be supported by just any inadequate or incorrect initial information related to the analysis.  According to the case law of the Federal Supreme Civil Court, it is sufficient if the reasonableness of the compensation is presented in a plausible and rational [schlüssig] manner.  This was the case here.  According to the correct view of the Federal Supreme Civil Court, objections concerning the corporate appraisal and the reasonableness of the guaranteed dividend and compensation must be exclusively resolved in the special court proceedings.  Furthermore, it could not be reconciled with the independence of the examiner if the Company had to be responsible for any mistakes in the examination.

4.	Objections relating to the preparation of the shareholders meeting

a)
The Plaintiffs object that the lists of shareholdings in the annual financial statements and in the consolidated financial statements of the Company for the years 2003-2005, which were made available as of the calling of the shareholders meeting, supposedly did not comply with the statutory requirements in § 285 no. 11 German Commercial Code [Handelsgesetzbuch, “HGB”] or § 313 para. 2 HGB.

In the view of the Company, the list of shareholdings in the annual financial statements 2003, 2004 and 2005 which were to be made available all contained the required information under §§ 285 no. 11, 286 para. 3 HGB.  This applies accordingly to the information required under § 313 para. 2 HGB in the list of shareholdings in the consolidated financial statements 2003, 2004 and 2005 which were made available.  Even if the statements about the shareholdings had not corresponded to the statutory requirements, this would be irrelevant.  Stock corporations law requires under § 293f para. 1 no. 2 AktG only that the annual financial statements and management reports be made available in the form in which they were actually prepared and determined.  This occurred in the present case.  The consolidated financial statements of the Company do not belong to the documents which must be made available under § 293f AktG.

The Plaintiffs further object that the individual financial statements of Bayer AG should have been made available.  In the view of the Company, this contradicts the wording in § 293f para. 1 no. 2 AktG.  This provision requires only that the annual financial statements and management reports for the last three fiscal years of the companies concluding the contract be made available.  Bayer AG was not a party to the Corporate Group Agreement.  The mere circumstance that Bayer AG issued the comfort letter does not trigger any obligation to make documents available under § 293f para. 1 no. 2 AktG.

b)
The Plaintiffs object that a total of three stockholders did not receive the documents which must be made available from the Company despite a request and, thus, there was a violation of § 293f para. 2 AktG.  The District Court stated in the oral hearing on 1 March 2007 that it possibly considers the failure to send documents with regard to two of the three stockholders to be relevant for its decision.

The Company considers the objections about failing to properly send documents not to be relevant for the decision.  A total of 99 stockholders requested that the Company send the documents which were being made available.  There were complications in only three cases.

With regard to the first case, the documents were properly sent out by the Company on 22 August 2006, but the documents were not delivered due to an error by the delivery service.  By sending the documents with a properly selected transport service, the Company had done everything necessary to comply with its obligation.  The stockholder bears the risk of receipt.  The error in delivery became known to the Company only on the date of the shareholders meeting.  The affected shareholder had not even notified the Company by that time, so that raising an argument of a procedural error also contradicts principles of good faith.  The District Court in Berlin shares the Company’s view of the law on on this point.

With regard to the second case, the request for the documents dated 4 September 2006 was processed by the Company on 6 September 2006.  Due to an internal error, however, the documents were not handed over to the delivery service.  This error was noticed on 11 September 2006, and the immediate delivery was initiated.  In a telephone call also on 11 September, an employee of the Company referred the stockholder to the internet page of the Company which contained all documents.  The stockholder stated to the employee of the Company that this would be sufficient for him.  The Plaintiffs dispute this and allege that the internet page was not available, which the Company in turn disputes.  The documents were delivered to the stockholder on the date of the shareholders meeting.

With regard to the third case, the documents were sent on the same day in response to a telefax of the stockholder dated 11 September 2006.  The documents were delivered to the stockholder on 13 September 2006.  The Company assumed with regard to the telefax that this was the first request for delivery.  In fact, the stockholder had already requested the documents in a telefax dated 25 August 2006.  In doing this, the stockholder hat not used the telefax number for the purpose of requesting documents stated in the notices to the stockholders and had instead used the number for the central telefax.  The central office mistakenly did not forward the telefax.  Although the stockholder had set a deadline until 31 August 2006, he only inquired at the Company on 11 September 2006.  The stockholder disputes this and alleges that his secretary had in the meantime many times requested that the documents be sent.

The company is of the view that any procedural errors were not relevant for the Consenting Resolution of the shareholders meeting on 13 September 2006, anyway.  A resolution of a shareholders meeting is not subject to challenge under the doctrine of relevancy applied by the courts if in the view of the reasonable observer there is no proportionate relationship between the specific violation of the norm and the sanction of eliminating the resolution.  In the present case, there is no such proportionate relationship between the alleged infringement of the law and the cancellation of the Consenting Resolution.

The Company took all necessary action in order to properly dispatch the documents which were made available to its shareholders and, thus, to secure the rights of the stockholders.  In the three of 99 instances in which there were complications, the Company obviously made an effort to (supplementally) deliver  as quickly as possible.  If the relevant shareholders had given a reminder about dispatching the documents several days prior to the date of the shareholders meeting and had not waited until less than 48 hours prior to the beginning of the shareholders meeting or had not failed to issue any reminder at all the stockholders would have received the documents prior to the shareholders meeting.  It must also be taken into account that since the calling of the shareholders meetings, all documents were available in the offices of the Company and Bayer Schering GmbH.  Above all, the documents could be viewed at any time on the internet and could be downloaded from there free of charge.  The affected stockholders, therefore, also had the possibility of preparing themselves for the shareholders meeting without written documentation.

5.	Objections in connection with the conduct of the shareholders meeting

a)
The Plaintiffs object that the chairman at the meeting closed the speakers list too early.  The Plaintiffs also argue that the answers were in part provided so late that supplemental questions were no longer possible because the speakers list had been closed in the meantime.  Finally, the Plaintiffs are of the view that the general limit on the time for speaking and posing questions to a total of 10 minutes per speaker ordered by the chairman at 17:26 hours was impermissible, particularly since at that time there were only ten further speakers on the speakers list.

These objections are unfounded in the view of the Company.  The speakers list was closed after two prior announcements around 17:05 hours.  It was necessary to close the speakers list in order to ensure that the shareholders meeting could be concluded before midnight.  Otherwise, there would have been a considerable risk that resolutions adopted in the shareholders meeting could have been void.  The fact that it was no longer possible to react with further supplemental questions after the speakers list had been closed is a consequence of closing any speakers list and, in the view of the Company, irrelevant.

The chairman was also authorized according to the articles of association and under the law to reasonably restrict the right of the stockholders to speak and pose questions.  The order of the chairman limiting the time before speaking and posing questions was an appropriate, necessary and reasonable measure in order to ensure a proper conclusion of the shareholders meeting.  Without limiting the time for speaking and posing questions, a proper and punctual conclusion of the shareholders meeting by midnight would most likely not have been possible.

b)	In the view of the Plaintiffs, it was illegal for the chairman to withdraw permission for one stockholder to continue speaking around 18:15 hours.

The Company considers the withdrawal of permission to continue speaking to be legal.  The stockholder had exceeded the previously ordered limit of 10 minutes on speaking and posing questions per speaker despite several reminders.  In the interests of the proper conduct of the shareholders meeting and in the interests of treating all stockholders equally, the chairman was, therefore, entitled and even required to enforce the generally ordered limit on speaking and posing questions in a reasonable manner.  A less severe means than withdrawing permission to continue speaking was not apparent.

c)
One stockholder was asked to leave the meeting room and was subsequently ordered to leave the building.  This was based on the following facts:  During the process of voting on procedural motions, the stockholder took the floor on his own initiative and disturbed the meeting in a loud and continuous manner for several minutes.  At the beginning of the disturbance, the chairman informed the stockholder that he had not been granted permission to speak.  After the stockholder continued the disturbance without any let-up, the chairman warned the stockholder a total of three times and then ordered that the stockholder be removed from the meeting and ordered the stockholder to leave the room and go to the other rooms in the zone where presence was counted.  At the same time, the chairman threatened the stockholder that he would be ordered to leave the building.  The stockholder still continued the disturbance without any let-up and finally shouted into the room that he was making a motion to vote a removal of the chairman as a result of the conduct of the chairman.  The stockholder did not comply with the order to leave the meeting room.  Instead, he continued his disturbances.  After another fruitless warning, the chairman ordered the stockholder to leave the building.  After the order to leave the building, the stockholder went to the table for submitting requests to speak, declared an objection for the record against the resolutions to be adopted in the meeting before the second notary, Dr. Schuster, and completed a form on which the stockholder noted that he was making a motion to remove the chairman.  The stockholder subsequently voluntarily left the meeting room and the neighboring rooms in the zone where presence was counted.

The Plaintiffs are of the view that the removal from the meeting room and the order to leave the building were illegal.  They argue that the order to leave the building was surprising and disproportionate.  Other participants in the meeting had been called to order, but the Plaintiffs are of the view that the chairman had not have taken the threatened measures in conduct of the meeting.  The Plaintiffs argue that the chairman illegally rejected the request of the stockholder to take the floor and that after the chairman had ordered the removal from the meeting room, the stockholder had been informed by the second present notary Dr. Schuster that he would have to make his procedural motion at the microphone.  In light of the motion to remove the chairman, the Plaintiffs also argue that the chairman was no longer authorized to take measures for the purpose of conducting the meeting.  Finally, the Plaintiffs allege that it was practically not possible for the stockholder to give power of attorney to a third party for the exercise of his stockholder’s rights after the order to leave the building had been issued.  Although the proxy appointed by the Company had exercised the stockholders voting right as instructed, the proxy had had not wanted to make any other declarations for him.

Both the removal from the meeting room as well as the order to leave the building are, in the view of the Company, legal.  As a result of the step-by-step approach of the chairman, the removal from the meeting and the order to leave the building were neither surprising nor disproportionate.  The order to leave the meeting and the subsequent order to leave the building were suitable, necessary and reasonable measures in order to counter the provocative disturbances by the stockholder and to ensure a proper and conduct of the shareholders meeting free of disruption.  There were no less severe measures available.  The chairman also took other measures threatened against other participants at the meeting in order to conduct the meeting.  Furthermore, in the view of the Company, the notary Dr. Schuster did not give the stockholder any instruction that the stockholder would still have to make his procedural motion at the microphone.  Even if one were to assume for the sake of argument that the notary Dr. Schuster had given such an instruction to the stockholder, such an instruction would not have entitled the stockholder to take the floor on his own.  Furthermore, the chairman did not illegally reject the request of the stockholder to take the floor.  The stockholder had only forcefully expressed the “wish” to take the floor, , during the voting process which was already underway, although the stockholder had had sufficient time for this at the time the procedural motions were made.  In the view of the Company, the chairman continued to be authorized to take measures for the conduct of the meeting at the time the orders were issued against the stockholder, despite the motion for removal of the chairman.  It is also, in the view of the Company, irrelevant why the stockholder did not make use of the possibility to issue a power of attorney.

d)
The Plaintiffs further object to the treatment of the motion for removal of the chairman.  The chairman had pointed out that in his view there was no just cause for removing his person as chairman of the meeting and also that no such grounds had been presented in a substantiated manner.  As a precautionary measure, however, the chairman permitted to vote on the motion.  After the vote on the stockholder’s motion had been concluded, the chairman announced the results of the resolution about this motion and determined that this motion had been rejected by 99.96% of the votes cast at the shareholders meeting.  In the view of the Plaintiffs, the stockholder was not permitted to provide reasons for his motion to remove the chairman.  There was no discussion about the motion.  The Plaintiffs further assert that the chairman was not permitted to himself submit the motion to a vote.

In the view of the Company, the objections are unfounded and the motion of the stockholder to remove the chairman was properly dealt with.  The stockholder was only not able to provide reasons for the motion because in the meantime he had been legally asked to leave the meeting and ordered to leave the building.  No discussion about the motion was required because none of the other stockholders had requested to take the floor on this point.  In the view of the Company, there is also no legal basis to object to the fact that the chairman himself had submitted the motion for removal to a vote and had determined and announced the results of the vote himself.

e)
In the view of the Plaintiffs, a number of important questions were not answered at all, answered only insufficiently or not answered in a timely manner so that the right of the stockholders to information and to pose questions was violated.

In the view of the Company, these objections are also unjustified.  All of the questions posed in the shareholders meeting were correctly and timely answered to the extent required by the law.  It was in particular permissible to respond to questions in blocks.  To the extent that a number of the questions posed in the shareholders meeting were based on planning data, future earnings, the interest-rate for reduction to present value and similar facts relevant for the valuation which was the basis for calculating the guaranteed dividend and the compensation or might have had alleged effects on the amount of the guaranteed dividend and the compensation, these objections fail in the view of the Company simply due to the fact that a complaint to challenge a resolution cannot be based on incorrect, incomplete or inadequate information on sets of facts which are relevant for the valuation.  Such objections relating to the valuation are expressly referred by the German Stock Corporations Act to the special court proceedings which are contemplated for this purpose.  Furthermore, some of the Plaintiffs have objected for the first time in the filed complaints that questions were not answered or only insufficiently answered.  This presentation is, in the view of the Company, irrelevant for the simple reason that the Plaintiffs did not object in the shareholders meeting about a failure to answer these questions.

f)
The Plaintiffs present in a general matter that Bayer Schering GmbH was prohibited from voting at the extraordinary shareholders meeting on 13 September 2006 because it had lost rights pursuant to § 59 German Takeover Act [Wertpapiererwerbs- und Übernahmegesetz, “WpÜG].

The loss of rights pursuant to § 59 sentence 1 WpÜG, which also includes the exercise of the voting right, occurs if the statutory duties in § 35 para. 1 or para. 2 WpÜG have not been satisfied, thus, if a supposed duty to give notice without undue delay about having obtained control over Bayer Schering Pharma AG or an obligation to publish or a mandatory offer to the stockholders of Bayer Schering Pharma AG after obtaining control had not been satisfied.  Obtaining control exists if more than 30% of the voting rights have been obtained.

In the view of the Company, there were no such duties.  Bayer Schering GmbH obtained the control over Bayer Schering Pharma AG, i.e. more than 30% of the voting rights, by way of the public takeover offer.  Bayer Schering GmbH was, therefore, released from the obligations under § 35 para. 1 and para. 2 WpÜG pursuant to para. 3 of this norm.

The new version of the rule on attributing votes contained in § 30 para. 1 sentence 1 no. 1 WpÜG resulting from the German Act on Implementation of the Takeover Directive [Übernahmerichtlinie-Umsetzungsgesetz] which took effect on 14 July 2006 did not change anything in this regard.  This provision does not apply to companies such as Bayer AG and Bayer Schering GmbH which already had control on 14 July, the date on which the change took effect (so-called grandfathering privilege).  This provision is only applicable to subsidiaries of Bayer AG which were acquired or established during the period from 14 July 2006 until 13 September 2006.  It is only in the case of such companies that the question arises whether an attribution of the voting rights in the Company under § 30 para. 1 sentence 1 no. 1 WpÜG occurred and the statutory duties in § 3 para. 1 oder para. 2 WpÜG arose for these companies.  In the present case, two companies were acquired or established, namely Erste BS Verwaltungs-GmbH & Co. KG and Wolff Cellulosics Bitterfeld GmbH.  As a purely precautionary measure, applications for release pursuant to § 36 no. 3 WpÜG were submitted to the BaFin.  Both applications were granted on 12 September 2006.  Despite this, the Company considers the rules on attributing votes in § 30 para. 1 sentence 1 no. 1 WpÜG to be unconstitutional and contrary to European law.  In consequence, the Legislature has again changed § 30 para. 1 sentence 1 no. 1 WpÜG back to its original version effective on 10 January 2007.

g)
The Plaintiffs also take the position that Bayer Schering GmbH has not properly complied with its notification duties under § 21 German Securities Trading Act [Wertpapierhandelsgesetz, “WpHG] and is, therefore, subject to a loss of rights pursuant to § 28 WpHG which especially includes the exercise of the right to vote.

In the view of the Company, the duties to notify have been properly complied with.  Bayer Schering GmbH and Bayer AG, to which the voting rights of Bayer Schering GmbH in the Company are attributable pursuant to § 22 para. 1 sentence 1 no. 1 WpHG, have properly fulfilled all notification duties under § 21 WpHG prior to the shareholders meeting, thus, in a timely manner.  Mistakes which might have existed prior to that time would not have had any relevant effects, anyway.  In detail:

In a notice dated 6 September 2006, Bayer Schering GmbH corrected a notice under the WpHG dated 19 June 2006.  Bayer Schering GmbH coordinated the corrective notice with the BaFin.  The notice has only minimal differences in content to the notice dated 19 June 2006 (portion of the voting rights as of 15 June 2006 in the amount of 26.25 % instead of 25.46 % as initially notified).  The cause for the difference of 0.79 percentage points was a mistake in booking at the bank mandated for processing the takeover offer.  Since the discrepancy was only marginal and as a result of having mandated a bank recognized as being reliable for obtaining the data, in the view of the Company there is no fault on the part of Bayer Schering GmbH in respect of the error in the notice dated 19 June 2006; therefore a loss of rights under § 28 para. 1 WpHG does not exist simply for this reason.  In any event, this mistake would have been cured by the notice dated 6 September 2006.

Furthermore, the WpHG notice dated 26 June 2006, with which reaching and exceeding the notice thresholds of 50 % and 75 % as of 23 June 2006 was notified, was supplemented by a notice under the WpHG dated 8 September 2006.  The notice dated 8 September 2006 was coordinated in detail with the BaFin and for reasons of extreme legal precaution is in compliance with an administrative practice of this public authority under which the treasury shares held by the Company are to be attributed to Bayer Schering GmbH and Bayer AG after the acquisition of a majority participation in the Company pursuant to § 22 para. 1 sentence 1 no. 1 AktG.  According to the Company’s view of the law, there should not have been any such attribution of voting rights.

The Company, in coordination with the BaFin, did not publish the corrective notices dated 6 und 8 September 2006 in order to avoid market irritations.  According to the view of the Company, it was sufficient to fulfill its notification duties pursuant to § 28 sentence 1 WpHG in order for Bayer Schering GmbH to be authorized to participate at shareholders meeting and exercise its voting rights.  In sofar, it was not necessary to publish the aforementioned notifications.

Contrary to the view of the Plaintiffs, any mistakes in the notifications under the WpHG during the period up to the described corrective notifications could not preclude Bayer Schering GmbH from properly registering and participating at the extraordinary shareholders meeting or from exercising its voting rights.  The registration is not a right under a share covered by § 28 WpHG but only a mere obligation of the stockholder which the stockholder must fulfill in order to be able to participate at the shareholders meeting.  The satisfaction of the duty to notify under § 21 WpHG can be subsequently “cured” in the view of the Company up to the beginning of the shareholders meeting and/or the voting on resolutions.

Contrary to the argument of the Plaintiffs, in the view of the Company any violations of the duty to notify could neither influence the calling of the extraordinary shareholders meeting nor the application for the selection and appointment of the expert examiner.  In the first place, the meeting was not called by Bayer Schering GmbH, which was subject to the obligation to notify, and secondly, the application to the District Court in Berlin was filed before any duty to notify arose.

6.	Objections against the choice of Bayer Schering GmbH as the other party to the Corporate Group Agreement

The Plaintiffs take the position that a company with limited liability cannot be the partner to a corporate group agreement.  In addition, the Plaintiffs argue that the Company was not permitted to conclude a corporate group agreement with Bayer Schering GmbH because this company is an undercapitalized “mailbox company”.  They allege that this latter company is not in the position to fulfill the obligations to assume losses and to pay the guaranteed dividend and compensation resulting under the Agreement.  The Plaintiffs also argue that the use of the intermediary Bayer Schering GmbH as an acquisition vehicle was an abuse of rights.

The Company considers these objections to be objectively unjustified. Any company which is an enterprise [Unternehmen] within the meaning of § 291 para. 1 AktG may become a party to a corporate group agreement, thus, also a company with limited liability.  Bayer Schering GmbH also has the necessary capacity to perform the Corporate Group Agreement.  Bayer Schering GmbH has equity capital of more than EUR 3 billion and holds a participation in the Company in a value of approximately EUR 16 billion from which it first obtains dividends or the entire profit of the Company through the obligation of the companyto transfer its profits.  The stated capital of Bayer Schering GmbH as of today is EUR 1 million.

Furthermore, the Company is of the view that there can be no doubt about the capacity of Bayer Schering GmbH to perform due to the comfort letter issued by Bayer AG.  The result is that the Plaintiffs and the other outside shareholders of the Company have the entire assets of Bayer AG available as the liable basis for the performance of the obligations of Bayer Schering GmbH under the Corporate Group Agreement.

Finally, the Company is one of the opinion that the choice of Bayer Schering GmbH as the contract partner was not an abuse of right.  There is no legal basis to argue against the fact that Bayer Schering GmbH, which acquired the participation in the Company by way of a public takeover offer, subsequently concluded the Corporate Group Agreement with the acquired, controlled Company.  Such a legally permissible structuring of the transaction has been practiced many times in the past in the case of takeovers of listed companies.

7.	Objections relating to the comfort letter

The Plaintiffs object in connection with the comfort letter that it is invalid for formal reasons especially due to a violation of § 80 AktG. The Plaintiffs also argue that the comfort letter does not correspond to the requirements in § 327b para. 3 AktG for a bank guarantee in the case of a squeeze-out.

The Company is of the view that there are no formal defects in the comfort letter from Bayer AG.  The comfort letter has been properly signed by authorized representatives of Bayer AG.  The requirements for a bank guarantee in the case of a so-called squeeze-out within the meaning of § 327b AktG do not apply to comfort letters in connection with a corporate group agreement.  The provision in § 80 AktG, which contains certain requirements for commercial correspondence, is also not applicable in the present case.  Furthermore, this is only a norm on proper order and not a formal requirement so that any violations do not affect the validity.

The comfort letter, contrary to the view of the Plaintiffs, also covers any increase in the guaranteed dividend and the compensation under any subsequent special court proceedings. Such claims constitute “payments of the guaranteed dividend and compensation” having their basis in the Agreement and are expressly mentioned in the comfort letter.

8.	Objections with regard to the objective justification for conclusion of the Agreement

The Plaintiffs finally object that there was no objective justification for the conclusion of the Corporate Group Agreement.  The Company sees this differently and relies on this point on the predominant opinion in the case law and legal writings according to which no specific objective justification is required for the conclusion of a corporate group agreement, other than is the case, for example, when excluding drawing rights.  Furthermore, an objective justification existed.  The primary reasons for concluding the Agreement are set forth in detail on pp. 68 et seq. of the Joint Contract Report.  They are again summarized under Point 2 in this Report.

9.	Objections against the content of the Domination and Profit and Loss Transfer Agreement

a)
The Plaintiffs object that the outside shareholders of the Company were not offered stock in Bayer AG as compensation.  According to the view of the Company, no stock in Bayer AG was required to be offered to the outside shareholders, nor could it be offered to them.  This follows from the clear wording of § 305 para. 2 no. 3 AktG which is applicable in this case and which provides exclusively for cash compensation.  Aside from this, such an objection in the view of the Company is not admissible under § 305 para. 5 sentence 1 AktG and is reserved solely to the special court proceedings.

The Plaintiffs also object that the purchases of stock in the Company at purchase prices of up to EUR 92.60 per share through the stock exchange on 8 September 2006 had the effect that the compensation is unreasonable.  The Plaintiffs consider these previous acquisitions to be an impermissible manipulation of stock prices; the Plaintiffs also allege that the BaFin has commenced an investigation for manipulating prices. These objections, in the view of the Company, have no relationship to the relevant value of the Schering stock for setting the compensation under § 305 AktG.  The Federal Constitutional Court [Bundesverfassungsgericht] has expressly clarified that a higher price which the majority shareholder is willing to pay in order to achieve the necessary majority of votes for structural measures under stock corporations law remains outside of consideration when valuing the proportionate ownership of the minority shareholders.  Furthermore, in the view of the Company, this issue must be clarified in the special court proceedings.  Aside from this, the previous acquisitions of shares by Bayer Schering GmbH on 8 September 2006 do not constitute an impermissible manipulation of the stock price in the view of the Company.  The purchases of stock on 8 September 2006 were correctly processed through the stock exchange at prices of up to EUR 92.60 without these transactions having been based on any arrangements outside of the stock exchange.  To the knowledge of the Company, the BaFin has also not commenced any investigation proceedings.

To the extent that the Plaintiffs object that the cash compensation is supposedly unreasonable due to the lack of determination of the liquidation value of the Company or that the amount of the compensation is not clearly fixed with certainty, the Company is of the view that these issues are to be clarified only in the special court proceedings.

b)	The Plaintiffs further object that the Corporate Group Agreement does not provide for any proper guaranteed dividend for the period up to 31 December 2006.

§ 4 para. 1 and 3 of the Agreement read as follows:

“(1)
BV [i.e.:  Dritte BV GmbH, now named Bayer Schering GmbH] guarantees to the outside shareholders of Schering [i.e.:  Schering Aktiengesellschaft, now named Bayer Schering Pharma AG] the payment of a recurring monetary benefit as reasonable guaranteed dividend for the term of this Agreement (guaranteed dividend payment).”

“(3)
The guaranteed dividend will be granted for the first time for the fiscal year in which this Agreement takes effect pursuant to § 6 para. 2.  To the extent that this Agreement takes effect in the fiscal year 2006, the guaranteed dividend payment per share is reduced by the amount which Schering distributes as a dividend per share for the fiscal year 2006.”

The Company is of the view that the regulations in § 4 of this Agreement according to which Bayer Schering GmbH owes the outside shareholders of the Defendant a recurring monetary benefit for the term of the Agreement as a reasonable guaranteed dividend constitutes a proper guaranteed dividend within the meaning of § 304 para. 1 sentence 2 AktG.  According to § 4 para. 3 of the Agreement, the guaranteed dividend is granted for the first time for the fiscal year in which the Agreement takes effect.  To the extent that the Agreement takes effect in the fiscal year 2006, it is reduced by the amount which is distributed as a dividend per share of the Company for the fiscal year 2006.  It follows from these regulations in the Agreement that the contractually agreed regulation on the guaranteed dividend also relates to the year 2006.  This is explained in the Joint Contract Report.

c)
The Plaintiffs object that the regulation on when the guaranteed dividend becomes due according to which the guaranteed dividend is due in each case on the first banking day after the regular shareholders meeting of the Company for the respective previous fiscal year is incorrect.

§ 4 para. 5 of the Agreement reads as follows:

“(5)	The payment of a guaranteed dividend is due in each case on the first banking day after the regular shareholders meeting of Schering for the previous fiscal year.”

The Company considers this objection to be unjustified.  The regulation on when payment becomes due set forth in § 4 para. 5 of the Agreement correspond to the predominant view in case law and legal writings.  The claim for a guaranteed dividend is an accessorial right of the share which replaces the dividend and should correspond as far as possible to the claim for payment of a dividend under the share.  It is recognized in the case of dividends that the claim for payment only becomes due when the resolution on the use of profit is adopted by the regular shareholders meeting.  In the view of the Company, nothing different applies for the claim for the guaranteed dividend.

d)
The Plaintiffs finally object that the regulation in § 6 para. 4 sentence 2 of the Agreement according to which Bayer Schering GmbH is entitled to give extraordinary notice of termination of the Agreement if it no longer holds the majority of the voting rights in the Company is illegal.  The Company does not share this view.  According to the case law, it is permissible to contractually agree on the loss of the majority of voting rights as just cause for notice of termination within the meaning of § 297 AktG.  The agreement of such a regulation on notice of termination is also appropriate with regard to its content.  The sale of the participation is recognized under tax law as just cause for terminating the profit and loss transfer agreement.  Without such a regulation on termination, considerable tax disadvantages could threaten.

10.	Other objections

The Plaintiffs raise, in part in a general manner, a series of other objections.  In the view of the Company, all of these other objections, to the extent that they have even been adequately substantiated, are objectively unjustified.  The Plaintiffs have primarily raised the following additional objections, which in the view of the Company are not justified:

With regard to the preparation and conduct of the extraordinary shareholders meeting on 13 September 2006, the Plaintiffs object, for example, that the requirements for a proxy for representatives to exercise voting rights of having to order an entry ticket, use of form and return this by 11 September 2006 as set forth in the call for the shareholders meeting constitutes an impermissible restriction of the exercise of the voting rights.  The published documents, according to the argument of the Plaintiffs, were not laid out in the offices of the Company or at Bayer Schering GmbH since the meeting was called, and the mailed documents were incomplete.  The Plaintiffs argue that original documents should have been put on display at the shareholders meeting and not just accurate photocopies of the documents.  Finally, the Plaintiffs allege that Bayer Schering GmbH was not properly registered for the shareholders meeting and the representatives exercising its voting rights were not authorized to represent Bayer Schering GmbH.  The Plaintiffs also object that the chair did not apply the rules of order of the German Parliament correspondingly.  The Plaintiffs also allege that a number of individual questions of the shareholders were not answered or were not correctly answered.  Only a part of these questions were brought to record as unanswered to the protocol of the notary who notarized the extraordinary shareholder meeting.  The notarial protocol of the extraordinary shareholder meeting of 13 September 2006 will be available for the information of the shareholders at the years’ regular shareholder meeting on 24 May 2007. Besides, it may be reviewed by everyone in the commercial register of the local court of Charlottenburg under register number 93 HRB 283.

In the view of the Plaintiffs, the extraordinary shareholder meeting was not adequately informed on 8 September 2006 about the previous acquisitions of stocks in the Company by Bayer Schering GmbH through the stock exchange; the Plaintiffs also argue that these previous acquisitions were not adequately reflected in the proposal for the resolution or in the Joint Contract Report.  The Plaintiffs also object to the notarial recording, especially the use of two notaries.  Individual Plaintiffs dispute in a general manner that the examinations were conducted only after the appointment of the contract examiner.

With regard to the content of the Corporate Group Agreement, the Plaintiffs object, for example, to the lack of regulations for owners of American Depositary Receipts (ADRs).  The Plaintiffs argue in this context that there was a lack of instructions in the contract documentation.  Furthermore, the Plaintiffs criticize many individual aspects of the corporate appraisal with regard to the reasonableness of the compensation and the guaranteed dividend, for example, an alleged restriction of the valuation to the Indicative Estimate.  With regard to the comfort letter from Bayer AG, the Plaintiffs also object that the Management Board and the Supervisory Board of the Company had not consented to this letter although this letter involved a “disguised domination agreement”.  Finally, individual Plaintiffs allege that the (former) member of the Management Board Dr. Erlen had deceived about protective mechanisms for outside stockholders in the corporate group resulting from the Agreement.  They also argue that the move of Dr. Erlen to the Supervisory Board of the Company was an abuse of structuring.  The Plaintiffs consider it to have been a violation of the German Corporate Governance Code when the Member of the Supervisory Board Lamberti allegedly left too late in connection with the takeover attempt by Merck.

VI.	Final Comment

The Company considers the objections raised by the Plaintiffs to be irrelevant for the reasons stated.  This also applies for the objections which were termed by the District Court in Berlin in the oral hearing on 1 March 2007 to be possibly relevant for the decision.

Therefore, the Company is of the view that the filed Complaints are unjustified.  The Company is also of the view that it will succeed in the release procedure because of the obviously unjustified nature of the Complaints and due to the predominant interest in implementation.  However, a residual risk remains insofar. If this residual risk materializes, the validity of the Corporate Group Agreement would cease to exist.  The validity of the Corporate Group Agreement is of essential importance for the integration of the Company and its pharmaceutical business into the Bayer Group and for realizing comprehensive synergies.

In order to eliminate the described residual risk, the Management Board of the Company therefore considers it appropriate for the regular shareholders meeting on 24 May 2007 – as a purely precautionary measure – to adopt the following confirming resolution pursuant to § 244 sentence 1 AktG in which the Consenting Resolution of the extraordinary shareholders meeting on 13 September 2006 is confirmed:

“The resolution of the extraordinary shareholders meeting of the Company on 13 September 2006 on the consent to the Domination and Profit and Loss Transfer Agreement between Dritte BV GmbH (in the meantime named Bayer Schering GmbH), Leverkusen, and the Company dated 31 July 2006 is confirmed pursuant to § 244 sentence 1 AktG.”

33

Berlin, 10 April 2007

Bayer Schering Pharma AG
The Management Board

Arthur J. Higgins
(Chairman of the Management Board)

Werner Baumann
(Member of the Management Board)

Prof. Dr. Andreas Busch
(Member of the Management Board)

Dr. Ulrich Köstlin
(Member of the Management Board)

Dr. Kemal Malik
(Member of the Management Board)

Dr. Gunnar Riemann
(Member of the Management Board)